Exhibit 99.1

FOR IMMEDIATE RELEASE:
September 25, 2009

MuniMae Announces Director Retirements

BALTIMORE – September 25, 2009—Municipal Mortgage & Equity, LLC (OTC: MMAB) (“MuniMae” or “the Company,”) today announced three retirements from its Board of Directors, effective September 30, 2009.

Stepping down from the Board are: Robert S. Hillman (70), after 13 years of service; Eddie C. Brown (68), after 6 years of service; and Barbara B. Lucas (64), after 4 years of service.

Commenting on the changes, MuniMae’s Board Chairman, Mark K. Joseph said, “We are very grateful for the service Bob, Eddie and Barbara have provided our shareholders. We will miss their wisdom and guidance.”

Mr. Joseph further commented: “In light of the Company’s reduction in size resulting from the sale of three operating businesses, the Board does not presently plan to replace the departing directors. Over time we would consider adding additional board members as circumstances warrant.”

About MuniMae

MuniMae and its subsidiaries arrange debt and equity financing for developers and owners of real estate projects. Assets under management as of August 31, 2009 exceeded $2.7 billion.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through tax features of a partnership. MuniMae also conducts activities through wholly owned taxable corporate subsidiaries.

This Release contains forward looking statements intended to qualify for the safe harbor contained in Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “seek,” “would,” “could,” and similar words or are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect our management’s expectations at the date of this Release regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Release. They include changes in market conditions that affect the willingness of potential investors or lenders to provide us with capital, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash we need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we have made, changes in interest rates, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we own, changes in tax laws or other things beyond our control that affect the tax benefits available to investors in equity funds we have formed or manage. Readers are cautioned not to place undue reliance on forward-looking statements. We have not undertaken to update any forward-looking statements in this release.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.MuniMae.com

For more information:
Jessica C. Sanzone, Investor Relations Coordinator
888/788-3863